UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Entravision Communications Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2013

To Our Class A and Class B Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) of Entravision Communications Corporation (the “company”, “we”, “our” or “us”), which will be held at the Shutters Hotel, One Pico Boulevard, Santa Monica, California 90405, at 10:00 a.m. on Thursday, May 30, 2013 for the following purposes:

1. To elect six directors to our Board of Directors (the “Board”); and

2. To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2013 Annual Meeting.

The Board has fixed the close of business on April 15, 2013 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2013 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2013 Annual Meeting.

Representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2013 Annual Meeting. Accordingly, it is important that your shares be represented at the 2013 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2013 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2013 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Walter F. Ulloa Chairman and Chief Executive Officer

April 30, 2013

Santa Monica, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2013:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4121685&GKP=206918

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

OF

ENTRAVISION COMMUNICATIONS CORPORATION

To Be Held on May 30, 2013

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”), which will be held at 10:00 a.m. on May 30, 2013 at Shutters Hotel, One Pico Boulevard, Santa Monica, California 90405, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about May 6, 2013. Our Annual Report to Stockholders for the year ended December 31, 2012 (the “Annual Report”), which incorporates our Annual Report on Form 10-K (the “10-K”), is being mailed to stockholders concurrently with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on April 15, 2013 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2013 Annual Meeting. As of the Record Date, we had 55,125,121 shares of Class A common stock, par value $0.0001 per share, and 22,188,161 shares of Class B common stock, par value $0.0001 per share, issued and outstanding. All of the shares of our Class A and Class B common stock outstanding on the Record Date, and only those shares, are entitled to vote on each of the proposals to be voted upon at the 2013 Annual Meeting. Holders of the Class A common stock of record entitled to vote at the 2013 Annual Meeting will have one vote for each share of Class A common stock so held with regard to each matter to be voted upon. Holders of the Class B common stock of record entitled to vote at the 2013 Annual Meeting will have ten votes for each share of Class B common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2013 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the Class A common stock and Class B common stock outstanding and entitled to vote at the 2013 Annual Meeting shall constitute a quorum for the transaction of business at the 2013 Annual Meeting. The voting interest of shares of the Class A common stock and Class B common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2013 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Brokers do not have discretionary authority to vote on this proposal. Pursuant to a Voting Agreement dated effective as of August 3, 2000 among Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik and the company (the “Voting Agreement”), Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of each other as directors. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast approximately 80.18% of the votes entitled to be cast in the election of directors.

In voting with regard to the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law, and the minimum vote required is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal. Pursuant to the Voting Agreement, other than with respect to the election of directors, Mr. Zevnik has agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson on matters solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in a different manner, Mr. Zevnik will be free to vote his shares as he chooses. Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast approximately 80.18% of the votes entitled to be cast on Proposal 2.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2013 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal. Under the rules of the NYSE as currently in effect, voting on directors by member broker firms is “non-discretionary”.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2013 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR each of Proposal 1 and Proposal 2. Management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2013 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2013 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2013 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2013 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

As currently in effect, our bylaws provide that the Board shall consist of not less than six and not more than eleven directors. The Board currently consists of six members elected by the holders of the Class A and Class B common stock, voting together as a class. The Board has set the number of directors at six and has nominated six individuals for election as directors at the 2013 Annual Meeting. Our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of each of the nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been nominated by the Board, acting upon the recommendation of the Board’s Nominating/Corporate Governance Committee. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2014 or until a successor has been duly elected and qualified, or until their earlier resignation or removal.

In the event that a nominee is unable or declines to serve as a director at the time of the 2013 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Directors

The following is certain information as of April 15, 2013 regarding the nominees for election as directors:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	64
Philip C. Wilkinson	Director	57
Paul A. Zevnik	Director	62
Esteban E. Torres	Director	83
Gilbert R. Vasquez	Director	73
Jules G. Buenabenta	Director	55

Biographical Information Regarding Directors

Walter F. Ulloa.    Mr. Ulloa, our Chairman and Chief Executive Officer since the company’s inception in 1996, has more than 30 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as Operations Manager, Production Manager, News Director, Local Sales Manager and an Account Executive. Mr. Ulloa has been a director since February 2000.

Philip C. Wilkinson.    Mr. Wilkinson served as our President and Chief Operating Officer since the company’s inception in 1996 until May 2012, and has more than 25 years of experience in broadcasting. From May 2012 until December 2012, Mr. Wilkinson served as a consultant to the company. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of our predecessor entities. From 1982 to 1990, he worked at the Univision television network and served in the positions of Account Executive, Los Angeles National Sales Manager and West Coast Sales Manager. Mr. Wilkinson has been a director since February 2000.

Paul A. Zevnik.    Mr. Zevnik was involved in the development, management and ownership of our predecessor entities from 1989 to 1996, and served as our Secretary from our company’s inception in 1996 until October 2003. Mr. Zevnik is a partner, resident in the Washington, D.C. and Los Angeles, California offices of the law firm of Morgan, Lewis & Bockius, LLP. Mr. Zevnik has been a director since August 2000 and currently serves as our lead independent director.

Esteban E. Torres.    Mr. Torres is currently a consultant for and serves as President of the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California’s transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16-year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres was an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Prior to his congressional retirement, Mr. Torres served on the House Appropriations Committee and its sub-committees on foreign operations and export financing. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

Gilbert R. Vasquez.    Mr. Vasquez has been the managing partner of the certified public accounting firm of Vasquez & Company LLP since 1969. Mr. Vasquez has served as a Chapter 7 Panel Trustee in the Central District of California, a Chapter 11 Trustee, a Bankruptcy Examiner and a Receiver. Mr. Vasquez was an executive board member of the 1984 Olympic Organizing Committee and currently serves as a board member on its successor organization, the LA84 Foundation. Mr. Vasquez also continues to serve as a board member of Green Dot Public Schools and Manufacturers Bank. He is also the Vice Chairman and one of the founding board members of the Latino Business Chamber of Greater Los Angeles. He has been a member of various Boards of Directors including the Tomas Rivera Policy Institute, Promerica Bank, California State University Los Angeles Foundation, United Way of Los Angeles, Los Angeles Metropolitan YMCA, Congressional Hispanic Caucus, Los Angeles Area Chamber of Commerce, National Association of Latino Elected and Appointed Officials, and the National Council of La Raza. Other past corporate board appointments include Verizon (formerly) GTE of California, Glendale Federal Bank and Blue Cross of California. Mr. Vasquez has been a director since May 2007.

Jules G. Buenabenta.    Mr. Buenabenta has been the Chief Executive Officer and President of Jules and Associates, Inc. since 1989, and has been the manager and majority owner of Vendor Direct Solutions, LLC since 2006. Mr. Buenabenta is a founder, shareholder and serves on the Board of Directors of Americas United Bank, as well as the Board of Directors’ Loan and Compensation Committees. Mr. Buenabenta currently serves on the Board of Trustees of the Saint John’s Health Center Foundation in Santa Monica, California and the Catholic Education Foundation, and has previously served on the Board of Directors of the nonprofit organization Para Los Niños. Mr. Buenabenta has been a director since May 2012.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.entravision.com, which includes information regarding the company’s corporate governance practices. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive and Senior Financial Officers, Related Party Transaction Policy, Board committee charters, Audit Committee Pre-Approval Policy and certain other corporate governance documents and policies are available on that page of our website. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica,

California 90404, Attention: Secretary. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the SEC.

Board of Directors

Director Independence

The Board currently consists of six members, a majority of whom meet the independence requirements of the NYSE as currently in effect. Pursuant to NYSE listing standards, the Board has adopted the following categorical Director Qualification Standards, which state that a director will not be independent if:

(i) the director, or an immediate family member of the director, is, or within the last three years was, employed by the company or any of its subsidiaries;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

(iii) the director, or an immediate family member of the director, is a current partner of a firm that is the company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the company’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the company’s present executive officers at the same time serve or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount, which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

With respect to any relationship not covered above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth above.

Our categorical Director Qualification Standards also provide that:

•

An Audit Committee member may not have a direct or indirect financial relationship with the company or any of its subsidiaries (e.g. accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director and as a member of the Audit Committee. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

•

An Audit Committee member may not be an “affiliated person” of the company or any of its subsidiaries. An “affiliated person” is defined in Rule 10A-3 of the Exchange Act to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

•

All members of the Audit Committee must be “independent” pursuant to applicable rules of the Securities and Exchange Commission and the independence standards set forth above, and, in addition: (1) all members of the Audit Committee must be “financially literate” or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee; and (2) at least one member of the Audit Committee must be an “Audit Committee Financial Expert” as such term is defined by the rules of the Securities and Exchange Commission and the NYSE.

The Board has affirmatively determined that all of our directors, except Messrs. Ulloa and Wilkinson, are independent and, in addition, that none of our independent directors has a material relationship with the company other than as a director, in accordance with these categorical standards.

In addition, our corporate governance guidelines provide that no member of the Board may serve on more than three public company boards of directors (in addition to ours) without first obtaining the prior approval of the Board.

Meetings of the Board

The Board held seven meetings and acted by written consent two times during 2012. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees on which the director served in 2012.

The company’s non-management directors meet regularly in executive session without management present to discuss certain Board policies, processes and practices, and other matters relating to the company and the functioning of the Board. Mr. Zevnik served as the presiding or “lead” director for such meetings during 2012-2013.

Each of our directors is encouraged to attend the company’s annual meeting of stockholders and to be available to answer any questions posed by stockholders to such director. Because the Board holds one of its regular meetings following our annual meeting of stockholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All of our directors attended our 2012 Annual Meeting of Stockholders.

Board Leadership

Our company is led by Walter Ulloa, who has served as both our Chief Executive Officer and Chairman of the Board since 2000. Since 2004, our Corporate Governance Guidelines provide for the election of an independent lead director. The Board has appointed Mr. Zevnik to serve as our lead director during 2012-2013.

The lead director is responsible for (i) convening and calling meetings of the independent directors; (ii) chairing executive sessions of the independent directors and communicating with management relating to these sessions; and (iii) if requested by stockholders, being available for direct communication. Our Corporate Governance Guidelines provide that our non-management directors meet regularly in executive session and that our independent lead director presides at these sessions.

Our Board leadership structure is the traditional one most commonly utilized by other public companies in the United States, and we believe that this leadership structure has been effective for our company. We believe that having a combined Chief Executive Officer/Chairman of the Board, independent chairs for each of our Board committees, only independent directors serving on these committees and an independent lead director provides the right form of leadership and balance for our company. This structure provides us with a single leader for our company to ensure continuity of our operational, executive and Board functions, combined with oversight of the company by experienced independent directors.

Risk Management Oversight Function of the Board

The Board has allocated responsibilities for overseeing risk associated with the company’s business among the Board as a whole and the committees of the Board. In performing its risk oversight function, the Board: (i) oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the company and its stockholders or that such strategies will motivate management to take excessive risks; and (ii) oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the company.

The Board also regularly reviews information regarding the company’s financial, operational and strategic risks. Each of the Board’s committees also oversees the management of company risks that fall within the committee’s areas of responsibility, including identifying, quantifying and assisting leaders across the company in mitigating risks. In performing this function, each committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the company’s independent auditors, the internal auditors and the Chief Financial Officer at least quarterly. The Compensation Committee oversees the company’s risk management related to employee compensation plans and arrangements. The Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and corporate governance matters. While each committee is responsible for overseeing the management of those risk areas, the entire Board is also regularly informed through committee reports.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

•

Our Secretary is responsible for the first review and logging of this correspondence and forwards the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary does not screen communications sent to directors.

•

The log of stockholder correspondence is available to members of the Board for inspection. At least once each year, the Secretary provides to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the presiding or “lead” director, or with the non-management directors as a group, by mail addressed to Lead Director, c/o Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, financial improprieties or auditing matters. Any of the company’s employees may confidentially communicate concerns about any of these matters by calling our toll-free hotline. All of the reporting mechanisms are also posted on our website. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee consists of Messrs. Vasquez (chairman), Zevnik and Buenabenta. The Board has determined that Mr. Vasquez is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board also believes that all members of the Audit Committee meet the independence and knowledge requirements of the NYSE as currently in effect. For information about Messrs. Vasquez’s, Zevnik’s and Buenabenta’s experience, please see “Biographical Information Regarding Directors” above. The Audit Committee held five meetings and acted by written consent twice during 2012.

Consistent with the company’s corporate governance guidelines, no member of the Audit Committee may serve on the audit committees of more than two other public companies (in addition to ours) without first obtaining the prior approval of the Board. No member of the Audit Committee serves on more than two other public company audit committees.

The Audit Committee operates under a written charter, a copy of which is available on our website. The Audit Committee’s duties include responsibility for reviewing our accounting practices and audit procedures. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. Please see “Report of Audit Committee” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

As part of its responsibility, the Audit Committee is responsible for engaging our independent registered public accounting firm, as well as pre-approving audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee has adopted, and the Board has ratified, an Audit Committee Pre-Approval Policy, which is also available on our website.

Compensation Committee, Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Zevnik (chairman) and Buenabenta. Both members of the Compensation Committee meet the independence requirements of the NYSE as currently in effect. No member of the Compensation Committee was at any time during 2012 an officer or employee of the company. The Compensation Committee held one meeting and acted by written consent five times during 2012. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2012.

The Compensation Committee operates under a written charter, a copy of which is available on our website. The Compensation Committee establishes the compensation and benefits of our executive officers. The compensation committee also administers our employee benefit plans, including our equity incentive and employee stock purchase plans.

Please see “Report of Compensation Committee” below, which details the Compensation Committee’s report on our executive compensation for 2012.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Messrs. Torres (chairman) and Vasquez. Both members of the Nominating/Corporate Governance Committee meet the independence requirements of the NYSE as currently in effect. The Nominating/Corporate Governance Committee held one meeting and acted by written consent once during 2012.

The Nominating/Corporate Governance Committee operates under a written charter, a copy of which is available on our website. The Nominating/Corporate Governance Committee has the primary responsibility for overseeing the company’s corporate governance compliance practices, as well as supervising the affairs of the company as they relate to the nomination of directors. The principal ongoing functions of the Nominating/Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, recommending director nominations to the Board, developing and recommending corporate governance principles for the company and monitoring the company’s compliance with those principles and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating/Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively, and reports annually to the Board with the results of this evaluation.

Director Nominations

The Nominating/Corporate Governance Committee seeks out appropriate candidates to serve as directors of the company, and interviews director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as directors, the Nominating/Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board. The Nominating/Corporate Governance Committee also considers additional factors which may provide a range of experiences, skills and perspective to the Board.

In recommending the nominees who are standing for election as directors at the 2013 Annual Meeting, the Nominating/Corporate Governance Committee considered the foregoing factors and each nominee’s previous service on the Board, which provides continuity in its deliberations. The Nominating/Corporate Governance Committee also considered specific qualifications, attributes and skills that each nominee possesses and contributes to the work of the Board. As a result of Messrs. Ulloa’s and Wilkinson’s extensive experience in the Spanish-language broadcasting industry, including their roles as co-founders and executive officers of the company, they provide a unique perspective on the strategic direction of our company, day-to-day operations and the executive function. Mr. Zevnik’s background as an attorney, as well as his leadership roles and years of experience with our company and the broadcasting industry, make him an important resource for the Board, as he provides valuable insight into business, strategic and certain technical matters. Mr. Torres’s experience and his role as a distinguished leader in the Latino community provide the Board with valuable expertise in governmental and political affairs and knowledge of the Latino community. Mr. Vasquez’s experience as a certified public accountant qualifies him as a financial expert and he serves on the Board’s Audit Committee. He also provides the Board with valuable leadership experience and general business knowledge. Mr. Buenabenta’s extensive business and financial experience provides the Board with valued guidance on business and strategic matters and his role as a leader in the Latino community provides the Board with valuable leadership experience.

The Nominating/Corporate Governance Committee will also consider stockholder nominations for director. Any nominations for director submitted to this committee by stockholders will be evaluated according to the company’s overall needs and the nominee’s knowledge, experience and background. A nominating stockholder must give appropriate notice to the company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholders’ notice shall set forth, as to:

•	each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person,

•	the principal occupation or employment of the person,

•	the class and number of shares of the company’s stock which are beneficially owned by such person, if any, and

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder; and

•	the stockholder giving the notice:

•	the name and record address of the stockholder and the class and number of shares of the company’s stock which are beneficially owned by the stockholder,

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder,

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice,

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of McGladrey LLP to act as our independent auditor for the fiscal year ending December 31, 2013, and such appointment is being submitted to our stockholders for ratification at the 2013 Annual Meeting. McGladrey LLP is considered by our management to be well qualified. If the stockholders do not ratify the appointment of McGladrey LLP, the Audit Committee will reconsider the appointment.

Audit and Other Fees

The following table summarizes the fees charged by McGladrey LLP for the services rendered to the company and its subsidiaries in 2011 and 2012:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2011	Fiscal Year 2012
Audit (1)	$706,000	$790,000
Audit Related (2)	14,000	10,000
Tax (3)	178,000	193,000
Total	$898,000	$993,000

(1)	Represents aggregate fees charged by McGladrey LLP for annual audits, including the audits of internal control over financial reporting, and quarterly reviews. For 2011, fees include $19,000 charged by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP served as our independent registered public accounting firm prior to June 26, 2009.
(2)	Represents aggregate fees charged by McGladrey LLP for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services relate to the audit of the company’s employee stock purchase plan.
(3)	Represents aggregate fees charged by McGladrey LLP for professional services for tax compliance and preparation, tax consulting and advice, and tax planning.

The Audit Committee determined that McGladrey LLP’s provision of non-audit related services in exchange for fees in the 2012 fiscal year was compatible with maintaining McGladrey LLP’s independence.

Representatives of McGladrey LLP will be present at the 2013 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 15, 2013:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	64
Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer	44
Jeffery A. Liberman	Chief Operating Officer	54
Mario M. Carrera	Chief Revenue Officer	50

Background

Walter F. Ulloa.    Mr. Ulloa has been our Chairman and Chief Executive Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Ulloa.

Christopher T. Young.    Mr. Young has been our Executive Vice President, Treasurer and Chief Financial Officer since May 2008. Mr. Young had previously served as the President of our outdoor advertising division from February 2004 until we sold our outdoor advertising division in May 2008. From January 2000 to February 2004, Mr. Young served as our outdoor advertising division’s Chief Financial Officer. Before joining our company, Mr. Young had worked with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank.

Jeffery A. Liberman.    Mr. Liberman, our Chief Operating Officer since July 2012, has been involved in the management and operation of Spanish-language radio stations since 1974. Mr. Liberman previously served as the President of our radio division from May 2001 until July 2012. From 1992 until our acquisition of Latin Communications Group Inc. in April 2000, Mr. Liberman was responsible for operating Latin Communications Group’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

Mario M. Carrera.    Mr. Carrera, our Chief Revenue Officer since July 2012, has been involved in managing Univision-affiliated television stations for over twenty years. Mr. Carrera has previously served as our Senior Vice President – Spanish Language Television from January 2012 to July 2012 and as our Vice President and General Manager overseeing our television, radio and interactive assets in Colorado from August 2003 to January 2012. Mr. Carrera is a graduate of Harvard University.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2013 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•

our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2012 whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the company and our subsidiaries (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and Named Executive Officers as a group.

Name and Address of Beneficial Owner (1)	Class of Shares	Number of Shares of Common Stock Beneficially Owned		Percent (2)
More than 5% Stockholders (3)
American Century Investment Management, Inc. (4)	A	5,458,210		6.30%

Directors and Named Executive Officers
Walter F. Ulloa	A	543,912	(5)	*
	B	11,489,365	(6)	13.26%
Philip C. Wilkinson	A	582,157	(7)	*
	B	6,698,265	(8)	7.73%
Christopher T. Young	A	177,929	(9)	*
Jeffery A. Liberman	A	304,348	(10)	*
Mario M. Carrera	A	216,091	(11)
Paul A. Zevnik	A	366,000	(12)	*
	B	4,000,531	(13)	4.62%
Esteban E. Torres	A	311,000	(14)	*
Gilbert R. Vasquez	A	251,000	(15)	*
Jules G. Buenabenta	A	100,000	(16)	*
All directors and Named Executive Officers as a group (9 persons)	A	2,852,437		3.20%
	B	22,188,161		25.60%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
(2)	Percentage ownership is based on 86,666,011 shares of common stock outstanding on April 15, 2013 (assuming conversion of all outstanding shares of Class B common stock and Class U common stock, all of which may be converted into Class A common stock within 60 days). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnote, and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)

Does not include Univision Communications Inc., which currently holds all 9,352,729 shares of our Class U common stock. The Class U common stock is non-voting, and therefore Univision does not appear in the table as an owner of voting securities. However, because the Class U common stock is convertible at any time into Class A common stock upon the disposition by Univision of the Class U common stock to a third party that is not an affiliate of Univision, those shares of Class A common stock issuable upon conversion of the Class U common stock are included as issued and outstanding for purposes of computing percentages therein.

(4)

Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for American Century Investment Management, Inc. is 4500 Main Street, 9th Floor, Kansas City, Missouri, 64111.

(5)	Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa’s spouse), as well as 85,487 shares and options to purchase 458,000 shares of Class A common stock held by Mr. Ulloa personally.
(6)	Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by the Seros Ulloa Family Trust of 1996.
(7)	Consists of 124,157 shares and options to purchase 458,000 shares held by Mr. Wilkinson personally.
(8)	Consists of 4,987,500 shares held by The 1988 Wilkinson Family Trust, 536,048 shares held by The 1994 Wilkinson Children’s Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally.
(9)	Consists of 59,929 shares and options to purchase 118,000 shares held by Mr. Young personally.
(10)	Consists of 36,348 shares and options to purchase 16,387 shares held by Mr. Liberman personally, and options to purchase 251,613 shares held by the Jeffery and Angela Liberman Revocable Trust Dated February 28, 2007.
(11)	Consists of 43,091 shares and options to purchase 173,000 shares held by Mr. Carrera personally.
(12)	Consists of options to purchase 100,000 shares and 10,000 restricted stock units held by The Zevnik Charitable Foundation and options to purchase 230,000 shares and 26,000 restricted stock units held by Mr. Zevnik personally.
(13)	Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 62,283 shares held by The Zevnik Family L.L.C. and 3,137,582 held by Mr. Zevnik personally.
(14)	Consists of 36,000 restricted stock units and options to purchase 275,000 shares held by Mr. Torres personally.
(15)	Consists of 25,000 shares, 26,000 restricted stock units and options to purchase 200,000 shares held by Mr. Vasquez personally.
(16)	Consists of 50,000 shares and options to purchase 50,000 shares held by Mr. Buenabenta personally.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2012 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners, except that Messrs. Ulloa, Wilkinson, Young and Liberman were late in reporting a grant of stock options they received in April 2012. All such reports have been filed as of the date of this proxy statement.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has furnished the following Report of the Compensation Committee for the 2012 fiscal year. This Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below (the “CD&A”) with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this proxy statement for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Paul A. Zevnik, Chair

Jules G. Buenabenta

COMPENSATION DISCUSSION AND ANALYSIS

Administration of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) has overall responsibility for evaluating and approving our executive compensation program. The Committee has the authority to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Committee also has the authority to administer and make discretionary equity incentive grants to all of our employees under our 2004 Equity Incentive Plan (the “2004 Plan”), and previously had such authority under our 2000 Omnibus Equity Incentive Plan (the “2000 Plan”). Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, in light of his role in the chief executive function, his unique perspective on the strategic direction of our company and day-to-day operations and his extensive experience in the Spanish-language media industry, and the Committee may accept or adjust such recommendations in its discretion.

The Committee operates under a written charter. The duties and responsibilities of a member of the Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter, which it does. The

Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants to assist the Committee. The Committee has engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”) as the Committee’s outside compensation consultant to provide advice directly to the Committee and company management in continuing to evaluate and develop our compensation policies and practices. The role of Frederic Cook is to provide independent advice and expertise in executive compensation policies and practices. During 2012, the Committee held one meeting and acted by unanimous written consent five times. The Board did not modify any action or recommendation made by the Committee with respect to executive compensation for the 2012 fiscal year.

Objectives and Philosophy

The Committee believes that our executive compensation policies and practices are designed to attract and retain qualified executives, motivate and reward them for their performance as individuals and as a management team, and further align the interests of our executives with the interests of our stockholders. We are engaged in a very competitive industry, and our success depends significantly upon our ability to attract and retain qualified executives through competitive compensation packages offered to such individuals. In addition, the Committee believes in rewarding executives’ performance in obtaining key operating objectives, which, among other things, includes earnings growth, in light of general economic conditions as well as specific company, industry and competitive conditions. The Committee also believes that our equity incentive compensation policies and practices should reward executives upon their continued employment with the company and the long-term price of our stock.

Our policy for allocating between long-term and current compensation is to ensure that we provide adequate base salary, bonus and equity incentive compensation to attract, retain and reward qualified executives for their services, while providing long-term incentives to reward retention and to maximize long-term value for the company and our stockholders. Our policy is to provide cash compensation in the form of base salary and bonuses to meet competitive salary requirements and, with respect to bonuses, to reward performance. We provide non-cash equity incentive compensation to meet competitive equity compensation needs, promote retention, reward performance and further align the interest of our executives with the company’s stockholders. The Committee typically evaluates total compensation and makes specific equity incentive compensation grants to Named Executive Officers in connection with services provided to us in their capacity as an employee and executive officer. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings and typically it does not take into account existing equity holdings of any Named Executive Officer. The Committee believes that its overall policies are competitive within our industry and in general, and are appropriate to fulfill our broad objectives with respect to executive compensation.

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of our executive officers. In 2012, the Committee considered management’s achievement of our short- and long-term goals in light of general economic conditions as well as specific company, industry and competitive conditions. The principal factors that the Committee took into account in evaluating each executive officer’s compensation package for the 2012 fiscal year are described below. However, the Committee has the discretion to apply entirely different factors for future years. Moreover, all of our Named Executive Officers have entered into employment agreements with the company and many components of each such person’s compensation, including both base salary and at least some portion of bonus, are set by such agreements and not subject to modification during their respective terms.

We generally use substantially the same form of executive employment agreement for each of our executive officers, other than Mr. Ulloa and Mr. Wilkinson, until Mr. Wilkinson’s resignation as our President and Chief Operating Officer as described in more detail below, to ensure that key elements of compensation and terms of employment for each of our executive officers are materially consistent. We generally enter into employment agreements with our executive officers for a term of three years, which provides consistency among our employment agreements with our executive officers, stability in the employment of our executive officers, and both a meaningful period of time and flexibility to evaluate the performance of the executive at the end of each such term.

Typically, Mr. Ulloa, as our Chief Executive Officer, makes compensation recommendations to the Committee with respect to our executive officers, and the Committee may accept or adjust such recommendations in its discretion. Mr. Ulloa is a founder, member of the Board and significant stockholder of the company, in addition to serving as our Chairman and Chief Executive Officer.

Our total compensation program for our executive officers consists of the following key elements of compensation:

•	Base salary

•	Bonus

•	Equity incentive compensation

•	Certain additional benefits and perquisites

Base Salary

It is our goal to provide a base salary for our executive officers that is sufficiently high to attract and retain a strong management team and reflects the individual executive’s responsibilities, value to us, experience and past performance. Base salaries for each of our executive officers are established pursuant to the terms of their respective employment agreements. Our standard executive employment agreement provides that an executive officer’s base annual salary may be increased during the term of the employment agreement, in the discretion of the Committee. Our standard executive employment agreement also does not permit a material reduction to be made to an executive’s then-current base annual salary, unless such reduction is applicable generally to other senior executives of the company. This provision is included to provide each executive with security with respect to their salary for competitive reasons, while providing us with flexibility in the event that the performance of the company, or the performance of our executive officers as a whole, warrants the reduction in base salary of all executive officers.

Effective January 2011, we entered into the current three-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. Effective the same time, we also entered into a three-year employment agreement with Mr. Wilkinson pursuant to which he served as our President and Chief Operating Officer until May 31, 2012, as described in more detail below. As part of the Committee’s review and negotiation of new employment agreements with each of Messrs. Ulloa and Wilkinson, the Committee evaluated various criteria, including our performance, the terms of the prior employment agreements with Messrs. Ulloa and Wilkinson, the terms of executive employment agreements for executive officers at other companies within our industry and in general, compensation paid to each of Messrs. Ulloa and Wilkinson in past years and the significant cost-saving measures undertaken by the company in response to general challenging economic conditions in recent years, including reductions in base salary of our employees, including Messrs. Ulloa and Wilkinson. The Committee consulted with Frederic Cook in evaluating the compensation and terms of the new employment agreements for Messrs. Ulloa and Wilkinson, and consulted with outside legal counsel in negotiating and drafting each new employment agreement. Following the completion of the Committee’s evaluation and negotiation, the Board reviewed and approved the employment agreements for each of Messrs. Ulloa and Wilkinson, as recommended by the Committee. The agreements, which are substantially similar, provide for an initial base salary of $767,000 per year for each of Messrs. Ulloa and Wilkinson and further provide that the initial base salary shall be reviewed at least annually prior to each of the anniversaries of the effective date and may be increased, in the discretion of the Committee. In reviewing increases in the base salary, each agreement provides that the Committee shall consider factors including, but not limited to, the market for executives with skills and experience similar to those of each of Messrs. Ulloa and

Wilkinson, performance considerations, and the nature and extent of salary increases given to other employees of the company during the prior year. In February 2012, the base salary for each of Messrs. Ulloa and Wilkinson was increased by 3% to $789,946, as described in more detail below. In addition, in January 2013, the base salary for Mr. Ulloa was increased by an additional 3% to $813,644, as described in more detail below

On April 25, 2012, Mr. Wilkinson announced his intention to resign as our President and Chief Operating Officer, effective as of May 31, 2012. In connection with Mr. Wilkinson’s resignation, we entered into a Consulting Agreement with him (the “Consulting Agreement”). The term of the Consulting Agreement is effective as of April 25, 2012 through December 31, 2013, unless earlier terminated pursuant to the terms of the Consulting Agreement. Under the Consulting Agreement, beginning on June 1, 2012 and through May 31, 2013 (the “Consulting Period”), Mr. Wilkinson agreed to consult with us regarding matters relating to our business that are mutually agreed upon from time to time by us and Mr. Wilkinson. The Consulting Agreement also provides that, in consideration for his consulting services, during the Consulting Period we will pay Mr. Wilkinson $65,833 per month (the “Consulting Fees”). During the term of the Consulting Agreement we will also pay Mr. Wilkinson’s premium payments for health care benefit coverage and life and disability insurance policies and we will pay Mr. Wilkinson an automobile allowance of $2,000 each month. Mr. Wilkinson was also eligible to receive a bonus with respect to calendar year 2012 on a prorated basis for the period of time he was employed with us through May 31, 2012. The Consulting Agreement further provides that all outstanding restricted stock units held by Mr. Wilkinson vested effective as of May 31, 2012, and that all outstanding stock options held by Mr. Wilkinson would continue to vest in accordance with the vesting provisions of those stock option agreements until the earlier of: (i) the date of expiration or termination of the Consulting Period, or (ii) the date of expiration or termination of the Consulting Agreement, at which time all outstanding stock options held by Wilkinson shall automatically be forfeited. The Consulting Agreement also contains mutual releases by us and Mr. Wilkinson of all liabilities, causes of action and other legal responsibilities arising from acts or omissions prior to the effective date of the Consulting Agreement. Under the terms of the Consulting Agreement, we may elect to terminate Mr. Wilkinson’s consulting services and pay to Mr. Wilkinson all Consulting Fees and automobile allowance remaining to be paid during the term of the Consulting Agreement, which we did effective as of December 31, 2012 in an aggregate amount of $339,165. Under the terms of the Consulting Agreement, we will continue to pay Mr. Wilkinson’s premium payments for health care benefit coverage and life and disability insurance policies during the remainder of the term of the Consulting Agreement.

We entered into an employment agreement with Mr. Young, effective May 12, 2011 through December 31, 2012 (the “2011 Agreement”), pursuant to which he continued to serve as our Executive Vice President, Chief Financial Officer and Treasurer. The 2011 Agreement replaced Mr. Young’s prior employment agreement that expired in May 2011 and provided for an initial base salary of $315,500 per year. The Committee relied substantially upon management to negotiate the material terms of the 2011 Agreement with Mr. Young. In February 2012, Mr. Young’s base salary was increased by 3% to $324,900, as described in more detail below.

Effective January 2013, we entered into a new three-year employment agreement with Mr. Young, pursuant to which he continues to serve as our Executive Vice President, Chief Financial Officer and Treasurer, and which replaced the 2011 Agreement that expired on December 31, 2012. The current employment agreement provides for an initial base salary of $400,000 per year, which may be increased in connection with any increases in base compensation given to the company’s employees and other senior executive officers, and such other factors as may be considered by the Committee, in its sole discretion. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the current employment agreement with Mr. Young. The Committee also considered factors including Mr. Young’s performance during the term of the 2011 Agreement and new duties and responsibilities being given to Mr. Young during the term of the current employment agreement; competitive considerations, including Mr. Young’s retention and incentive to enter into a new three-year employment agreement with us; and a general comparison of the base salaries of chief financial officers of other companies in our industry, without engaging in specific benchmarking.

In January 2010, we entered into a new three-year employment agreement with Mr. Liberman (the “2010 Agreement”) pursuant to which he continued to serve as the President of our radio division. The 2010 Agreement replaced Mr. Liberman’s prior employment agreement that expired in January 2010, and provided for an initial base salary of $344,312 per year. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the new employment agreement with Mr. Liberman. The Committee also considered factors including Mr. Liberman’s experience and prior performance as the President of our radio division and the compensation required to retain Mr. Liberman to remain employed with the company, as well as the significant cost-saving measures undertaken by the company in response to general challenging economic conditions in recent years. In light of these cost-saving measures, and despite Mr. Liberman’s experience and individual performance, Mr. Liberman’s initial base salary for 2010 under the 2010 Agreement was the same base salary that Mr. Liberman was receiving under his prior employment agreement following the salary reduction that was part of our cost-saving measures. In each of January 2011 and February 2012, Mr. Liberman’s base salary was increased by 3%, as described in more detail below, and Mr. Liberman’s annual base salary effective February 2012 was $365,281.

Effective September 2012, we entered into a new three-year employment agreement with Mr. Liberman, pursuant to which he currently serves as our Chief Operating Officer, and which replaced the 2010 Agreement. This new employment agreement provides for an initial base salary of $400,000 per year, which may be increased in connection with any increases in base compensation given to the company’s employees and other senior executive officers, and such other factors as may be considered by the Committee, in its sole discretion. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the new employment agreement with Mr. Liberman. The Committee also considered factors including Mr. Liberman’s experience, the significantly expanded responsibilities to be performed by Mr. Liberman in his new role as our Chief Operating Officer, the fact that the 2010 Agreement was scheduled to expire on its terms as of December 31, 2012, and competitive considerations, including retention and incentive with respect to the appointment of Mr. Liberman to his new position. The new employment agreement replaced Mr. Liberman’s prior employment agreement, pursuant to which he served as our President – Radio Division until July 2012, and under which he was compensated as our Chief Operating Officer from July 2012 until we entered into the current employment agreement with him.

Effective September 2012, we entered into a new three-year employment agreement with Mr. Carrera, pursuant to which he currently serves as our Chief Revenue Officer. This new employment agreement provides for an initial base salary of $400,000 per year, which may be increased in connection with any increases in base compensation given to the company’s employees and other senior executive officers, and such other factors as may be considered by the Committee, in its sole discretion. The Committee relied substantially upon our Chief Executive Officer to negotiate the material terms of the new employment agreement with Mr. Carrera. The Committee also considered factors including Mr. Carrera’s experience, the significantly expanded responsibilities to be performed by Mr. Carrera in his new role as our Chief Revenue Officer and competitive considerations, including retention and incentive with respect to the appointment to his new position. The new employment agreement replaced Mr. Carrera’s prior employment agreement, pursuant to which he served as our Senior Vice President – Spanish Language Television from January 2012 to July 2012, and under which he was compensated as our Chief Revenue Officer from July 2012 until we entered into the current employment agreement with him.

During 2008 and 2009, in response to the financial crisis and recession that affected the economy, our industry and the company, we implemented significant cost-saving measures across the company, including reductions in employee base salaries, management bonuses and employee benefits. As part of these cost-saving measures, in April 2009 the company reduced the annual base salary of all employees, including our Named Executive Officers, by an amount based on a sliding scale of between 5% and 15% of an employee’s base salary, determined by each employee’s compensation level. In January 2011, in light of actions that had been taken by the company to address the difficult economic environment, we granted an increase in base compensation of 3% to substantially all employees across the company, including our Named Executive Officers, and in February 2012, we granted an additional increase in base compensation of 3% to substantially all employees across the company, including our Named Executive Officers.

In January 2013, we granted an increase in base compensation of 3% to substantially all employees across the company, including our Named Executive Officers and excluding employees who had been hired or promoted after July 1, 2012. Following this increase in base compensation, the annual base salaries of our Named Executive Officers effective as of January 2013 are currently as follows: (i) Mr. Ulloa, $813,644; (ii) Mr. Young, $400,000; (iii) Mr. Liberman, $400,000; and (iv) Mr. Carrera, $400,000.

Bonus

Similarly as discussed above with respect to base salary, the Committee believes that we should provide cash bonus compensation to our executive officers that is sufficiently high to attract and retain a strong management team and reflects the individual executive’s responsibilities and service to the company, value to the company, experience and past performance. Bonuses granted to our executive officers are also established, in part, pursuant to the terms of their respective employment agreements.

Pursuant to Mr. Ulloa’s employment agreement, Mr. Ulloa is eligible to receive an annual cash bonus of up to 100% of his then-applicable base salary pursuant to such factors, criteria or annual bonus plan(s) of the company as determined by the Committee from time to time. The Committee has the discretion to determine, on either a prospective or retrospective basis, the factors, criteria or annual bonus plan(s), including performance goals which must be met, if any, for such annual cash bonus to be paid to Mr. Ulloa for each applicable year of his employment agreement. With respect to the bonus for 2012 for Mr. Ulloa, the Committee principally considered: (i) the performance and specific accomplishments of Mr. Ulloa during 2012; (ii) the company’s overall performance during 2012; and (iii) the aggregate bonuses received by Mr. Ulloa in prior years, including the fact that Mr. Ulloa had requested that the Committee refrain from granting any bonus to him in 2009 and 2011, and that Mr. Ulloa had requested that the Committee refrain from granting the full amount of the performance component of the bonus which he was entitled to receive in 2010. Following its review, the Committee granted a bonus to Mr. Ulloa in the amount of $500,000 with respect to calendar year 2012.

As described in more detail above, we entered into a Consulting Agreement with Mr. Wilkinson effective as of April 25, 2012, which replaced Mr. Wilkinson’s prior employment agreement that was substantially similar to Mr. Ulloa’s employment agreement. Under the terms of the Consulting Agreement, Mr. Wilkinson was eligible to receive a bonus with respect to calendar year 2012 in an amount equal to the bonus granted to Mr. Ulloa, prorated for the period of time that Mr. Wilkinson was employed with us between January 1, 2012 and May 31, 2012. As a result, Mr. Wilkinson was granted a bonus with respect to 2012 in the amount of $208,000.

Bonuses for executive officers are recommended by our Chief Executive Officer and reviewed and approved by the Committee, in its sole discretion. Under the current employment agreement for Mr. Young, he is eligible to receive an annual bonus of up to 100% of his then-applicable base salary, in the sole discretion of the Committee. Under the current employment agreements for each of Mr. Liberman and Mr. Carrera, each of them is eligible to receive an annual bonus of up to 50% of his then-applicable base salary, in the sole discretion of the Committee.

In December 2012, the Committee approved a discretionary bonus in the amount of $175,000 to each of Messrs. Young, Liberman and Carrera for calendar year 2012. Factors considered by our Chief Executive Officer in recommending, and by the Committee in reviewing and approving, these bonuses included: (i) the performance and specific accomplishments of each of Messrs. Young, Liberman and Carrera during 2012; (ii) the overall performance of each of their respective departments during 2012, (iii) the company’s overall performance during 2012; and (iv) general competitive considerations, including retention purposes. The Committee relied substantially upon our Chief Executive Officer’s recommendation with respect to the amount of these bonuses and did not engage in specific benchmarking.

Equity Incentive Compensation

The Committee believes in linking long-term incentives to stock ownership. The Committee believes that the incentive of future stock ownership encourages employees to remain employed by the company and motivates them to use their best efforts at all times. In addition, the Committee believes that equity incentive compensation further enhances the alignment of the interests of our executive officers and employees with those of our stockholders. In May 2004, our stockholders adopted the 2004 Plan, which replaced the 2000 Plan, and the 2004 Plan is our primary vehicle for offering equity incentive compensation to our directors, executive officers and other employees. The 2004 Plan is administered by the Committee, which determines the type and amount of grants, vesting requirements and other features and conditions of equity incentive compensation awards, including whether to waive performance conditions or other vesting requirements of any award or to reduce or increase the size of any award. Each of our Named Executive Officers is eligible to receive grants of stock options, restricted stock or other equity incentive grants under the 2004 Plan, or any successor plan. We typically grant equity incentive awards to our executive officers and other key employees on an annual basis. We do not have specific stock ownership guidelines applicable to our executive officers.

We do not use any pre-determined formula in determining the amount of equity incentive grants that are granted to executive officers. We base the amount of equity incentive grants on such considerations as the level of experience and individual performance of such executive officer, the number of stock options or restricted stock units granted to such executive officer in previous grants, and general competitive considerations, including retention of each executive officer. The Committee relies substantially on our Chief Executive Officer to make specific recommendations regarding which individuals, including our Named Executive Officers, should receive equity incentive grants and the amounts of such grants, in recognition of the fact that our Chief Executive Officer is in the best position to evaluate which individuals are most likely to be motivated by such incentive compensation, and are most valuable to our performance and entitled to be rewarded, by such incentive compensation. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings, and typically does not take into account existing equity holdings of any Named Executive Officer.

As part of the Committee’s ongoing review and evaluation of equity incentive compensation, during 2012 the Committee reviewed our objectives regarding equity incentive compensation and the effectiveness of various forms of equity incentive grants with respect to these objectives. The Committee consulted with Frederic Cook, which prepared a report for the Committee’s review that compared our equity incentive compensation practices against a peer group of comparably-sized media/content companies and advised the Committee on various aspects of equity compensation policies and practices, including, among other things, types of equity incentive grants, appropriate vesting criteria and the equity incentive compensation policies and practices of other companies in our industry and generally. The Committee also sought the input of our Chief Executive Officer with respect to the appropriate pool of employees who should receive equity incentive grants, appropriate vesting criteria and the regulatory, tax and accounting effects of various forms of equity incentive grants. The Committee considered factors including, among other things: (i) the Committee’s goals with respect to equity incentive compensation; (ii) general economic and specific industry conditions experienced by the company; (iii) the efforts and performance of the company’s executive officers and employees; (iv) various types of equity incentive awards; (v) various forms of vesting components, including time-based vesting and performance-based vesting; (vi) the appropriate length and frequency of time-based vesting components; and (vii) the regulatory, tax and accounting treatment of various types of equity incentive awards, including the effects of Accounting Standards Codification (“ASC”) 718, “Stock Compensation” issued by the Financial Accounting Standards Board. Following its review, the Committee determined that stock options were an effective means of meeting our equity incentive compensation objectives for the 2012 calendar year.

In April 2012, the Committee granted an aggregate of 2,392,000 stock options to our executive officers and other key employees, with 660,000, or 27.6%, of such amount being granted to the Named Executive Officers. The stock options were awarded under the 2004 Plan, and each stock option entitles the recipient to receive one share of our Class A common stock for each stock option when the applicable vesting requirements are satisfied. These stock options vest as follows: (i) 25% on January 1, 2013; (ii) 25% on January 1, 2014; (iii) 25% on January 1, 2015; and (iv) 25% on January 1, 2016; provided, in each case, that the recipient is employed by us on such date.

Benefits and Perquisites

With limited exceptions, the benefits and perquisites provided to our executive officers, including our Named Executive Officers, are generally available to all of our employees. Exceptions include a monthly automobile allowance provided to certain executives, including our Named Executive Officers, and a life insurance and disability insurance policy for the benefit of each of Messrs. Ulloa and Wilkinson or their beneficiaries. In addition, we provide, without cost to employees, a travel accident insurance policy that provides a travel accident benefit to all employees, with a greater accident benefit for executives than for non-executives. We also generally pay a portion of the health insurance premiums for our employees, and for certain executive officers, including our Named Executive Officers, we pay a greater amount or all of the health insurance premiums than the amount that we pay for employees in general.

Change in Control

Pursuant to our standard executive employment agreement, following a change in control of the company, if the executive officer is not offered continued employment in a substantially similar capacity as such officer has then been performing under his then-current employment agreement, or is required to move his residence outside of the metropolitan area provided in his then-current employment agreement, the executive officer will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that has been approved by the Committee and a severance payment equal to one year of his then-current base salary.

The employment agreements for each of our Named Executive Officers provide for this type of severance compensation, except as described as follows:

With respect to Mr. Ulloa, if, following a change in control of the company, Mr. Ulloa’s employment is terminated by us without cause, or is terminated by him for good reason (as each such term is defined in his employment agreement), he would be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. In addition, upon any termination described above, all stock options then held by Mr. Ulloa would immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives previously awarded would lapse.

With respect to Mr. Young, if, following a change in control of the company, Mr. Young’s employment is terminated by us without cause, or is terminated by him for good reason (as each such term is defined in Mr. Young’s employment agreement), Mr. Young would be entitled to receive: (i) all accrued salary and benefits through the date of termination; (ii) any discretionary bonus that is approved by the Compensation Committee prior to the date of termination; and (iii) a severance payment equal to: (A) Mr. Young’s then current base salary, plus (B) a prorated bonus amount which shall be equal to the product of: (x) the average annual bonuses received by Mr. Young for the two years preceding the year of such termination, multiplied by (y) a fraction, the numerator of which is the number of days preceding such termination in the then-current calendar year, and the denominator of which is 365.

Director Compensation

For directors who are also employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company, as the Committee believes that employee directors are adequately compensated for all of their responsibilities, including service as a director, through their compensation as employees.

Our directors who are not employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically);

and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which their members would otherwise be entitled, upon the unanimous approval of all members of the relevant committee. The Board, upon the recommendation of the Committee, adopted this director compensation policy on July 13, 2006.

As part of the Committee’s ongoing review of director equity incentive compensation during 2012, the Committee consulted with Frederic Cook, which advised the Committee on various aspects of director equity compensation policies and practices, and the Committee considered factors that included, among other things, types of equity incentive grants, appropriate amounts and vesting criteria for such equity incentive grants, past equity incentive grants made to our directors and the director equity incentive compensation policies and practices of our company and other companies in our industry and generally. The Committee also sought the input of our Chairman of the Board and Chief Executive Officer, who, as an officer of the company, was not entitled to receive any compensation for his services as a director, with respect to the implementation of director equity incentive compensation and the regulatory, tax and accounting effects of various forms of equity incentive grants. Following its review, the Committee determined that stock options were an effective means of meeting our director equity incentive compensation objectives.

In April 2012, the Committee recommended to the Board that each non-employee director receive a grant of 50,000 stock options, vesting on May 1 of the following year, if such director is serving as a director as of such date. Each stock option entitles the recipient to receive one share of our Class A common stock for each stock option when the applicable vesting requirements are satisfied. At a meeting of the Board on May 31, 2012, the Board approved a grant of stock options on these terms to each non-employee director. It is currently the Committee’s intention to continue the practice of granting annual awards to our non-employee directors each year at the Board meeting on or around the date of our annual meeting of stockholders.

Tax Accounting and Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to our executive officers for the 2012 fiscal year did not exceed the $1 million limit per officer, and the Committee does not currently anticipate that the non-performance based compensation to be paid to our executive officers for the 2013 fiscal year will exceed that limit. Because of that, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments, including awards granted under the 2004 Plan, in accordance with the requirements of ASC 718. For additional information regarding ASC 718, please refer to Note 2 “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in the 10-K.

Summary Compensation Table for Fiscal Year 2012, 2011 and 2010

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Walter F. Ulloa,	2012	$788,029	$500,000	$—	$170,280	$—	$—	$33,230	(3)	$1,491,539
Chief Executive Officer	2011	$766,938	$—	$89,000	$—	$—	$—	$33,230	(3)	$889,168
	2010	$744,600	$150,000	$100,000	$—	$—	$—	$27,230	(3)	$1,021,830

Philip C. Wilkinson,	2012	$395,587	$208,333	$—	$170,280	$—	$—	$19,230	(5)	$793,430
Chief Operating Officer (4)	2011	$766,938	$—	$89,000	$—	$—	$—	$33,230	(5)	$889,168
	2010	$744,600	$150,000	$100,000	$—	$—	$—	$27,230	(5)	$1,021,830

Christopher T. Young,	2012	$324,112	$175,000	$—	$170,280	$—	$—	$21,230	(6)	$690,622
Chief Financial Officer	2011	$315,438	$115,000	$89,000	$—	$—	$—	$14,268	(6)	$533,706
	2010	$306,250	$125,000	$100,000	$—	$—	$—	$—	0	$531,250

Jeffrey A. Liberman,	2012	$375,968	$175,000	$—	$170,280	$—	$—	$19,630	(8)	$740,878
Chief Operating Officer (7)	2011	$354,642	$80,000	$89,000	$—	$—	$—	$18,830	(8)	$542,472
	2010	$344,312	$190,000	$100,000	$—	$—	$—	$18,830	(8)	$653,142

Mario M. Carrera,	2012	$370,000	$175,000	$—	$170,280	$—	$—	$8,750	(10)	$724,030
Chief Revenue Officer (9)

(1)	Bonus amounts awarded to each Named Executive Officer were based on the satisfaction of factors set forth in their respective employment agreements, as described in “Compensation Discussion and Analysis.”
(2)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations and the full fair value is recognized in the year of grant), see Note 11 “Equity Incentive Plans” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 9, 2012.
(3)	For 2012, includes $24,000 as an automobile allowance and $9,230 for medical insurance premiums. For 2011 includes $24,000 as an automobile allowance and $9,230 for medical insurance premiums. For 2010, includes $18,000 as an automobile allowance and $9,230 for medical insurance premiums.
(4)	Mr. Wilkinson served as our Chief Operating Officer for 2010, 2011 and through May 31, 2012
(5)	For 2012, includes $10,000 as an automobile allowance and $9,230 for medical insurance premiums. For 2011 includes $24,000 as an automobile allowance and $9,230 for medical insurance premiums. For 2010, includes $18,000 as an automobile allowance and $9,230 for medical insurance premiums.
(6)	For 2012, includes $12,000 as an automobile allowance and $9,230 for medical insurance premiums. For 2011 includes $8,000 as an automobile allowance, $5,365 for medical insurance premiums and $903 for life insurance premiums.
(7)	Mr. Liberman served as president of our radio division for fiscal years 2010, 2011 and through July 26, 2012 when he was promoted to Chief Operating Officer.
(8)	For 2012, includes $10,400 as an automobile allowance and $9,230 for medical insurance premiums. For 2011, includes $9,600 as an automobile allowance and $9,230 for medical insurance premiums. For 2010, includes $9,600 as an automobile allowance and $9,230 for medical insurance premiums.
(9)	Mr. Carrera has served as our Chief Revenue Officer since July 26, 2012.
(10)	For 2012, includes $8,750 as an automobile allowance.

Grants of Plan-Based Awards During 2012

Name	Grant Date	Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter F. Ulloa	04/04/12	—	$—	$—	$—	—	—	—	—	132,000	$1.67
Philip C. Wilkinson	04/04/12	—	$—	$—	$—	—	—	—	—	132,000	$1.67
Christopher T. Young	04/04/12	—	$—	$—	$—	—	—	—	—	132,000	$1.67
Jeffrey A. Liberman	04/04/12	—	$—	$—	$—	—	—	—	—	132,000	$1.67
Mario M. Carrera	04/04/12	—	$—	$—	$—	—	—	—	—	132,000	$1.67

(1)	Represents option awards which vest as follows: (i) 25% on January 1, 2013, provided the recipient is employed by the company on such date; (ii) 25% on January 1, 2014, provided the recipient is employed by the company on such date; (iii) 25% on January 1, 2015, provided the recipient is employed by the company on such date; and (iv) 25% on January 1, 2016, provided the recipient is employed by the company on such date

Employment Agreements

Agreement with Walter F. Ulloa.    Effective January 2011, we entered into a three-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement provides for an initial base salary of $767,000 per year. Mr. Ulloa’s salary shall be reviewed at least annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement. Mr. Ulloa’s annual base salary is currently $813,644.

Mr. Ulloa is eligible to receive an annual bonus of up to 100% of his then-applicable base salary pursuant to such factors, criteria or annual bonus plan(s) of the company as determined by the Compensation Committee from time to time. Mr. Ulloa is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Plan, or any successor plan thereto.

If Mr. Ulloa’s employment is terminated by us without cause or is a constructive termination without cause, Mr. Ulloa will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to two times the sum of (x) his then-current base salary, plus (y) his average annual bonus for the three years preceding such termination; (iii) continuation of all benefit coverage for a period of two years after such termination; (iv) immediate vesting of, and the lapse of all restrictions applicable to, all unvested stock options and any other equity incentives that vest solely based on the passage of time granted to such him and outstanding immediately prior to the such termination; and (v) vesting of any performance based equity incentives awarded to him and outstanding immediately prior to the such termination, such vesting to occur in accordance with the terms of their applicable award agreements and plans determined as if such Mr. Ulloa’s employment with the Company had not terminated. If a termination without cause follows a change of control of the company or is initiated by Mr. Ulloa for good reason, as specified in the agreement, Mr. Ulloa shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Ulloa shall be entitled to receive a lump sum severance payment in an amount equal to three times the sum of (x) his then-current base salary, plus (y) his average annual bonus for the three years preceding such termination. If Mr. Ulloa’s employment is terminated by the company for cause, all payments under Mr. Ulloa’s agreement shall cease, except for his base salary to the extent already accrued.

The employment agreements that we have entered into with our other Named Executive Officers are substantially similar to each other and are summarized below.

Agreement with Christopher T. Young.    Effective January 2013, we entered into a new employment agreement with Mr. Young, pursuant to which he serves as our Executive Vice President, Chief Financial Officer

and Treasurer. The agreement with Mr. Young provides for an initial base salary of $400,000 per year, which may be increased in the discretion of the Compensation Committee. The agreement with Mr. Young expires on December 31, 2015. Mr. Young’s annual base salary is currently $400,000.

Mr. Young is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 100% of his then-applicable base salary. Mr. Young is also eligible to receive equity incentive grants under the company’s 2004 Plan, or any successor plan thereto, in the discretion of the Compensation Committee.

If Mr. Young’s employment is terminated by us without cause, or should Mr. Young voluntarily terminate his employment for good reason (as such term is defined in the agreement), including a change of control of the company, Mr. Young will be entitled to receive: (i) all accrued salary and benefits through the date of termination; (ii) any discretionary bonus that is approved by the Compensation Committee prior to the date of termination; and (iii) a severance payment equal to: (A) Mr. Young’s then current base salary, plus (B) a prorated bonus amount which shall be equal to the product of: (x) the average annual bonuses received by Mr. Young for the two years preceding the year of such termination, multiplied by (y) a fraction, the numerator of which is the number of days preceding such termination in the then-current calendar year, and the denominator of which is 365. If Mr. Young’s employment is terminated by us for cause (as such term is defined in the agreement), Mr. Young will be entitled to receive only any accrued salary and benefits through the date of termination, and shall be ineligible for any bonus.

Agreement with Jeffery A. Liberman.    In September 2012, we entered into a new employment agreement with Mr. Liberman pursuant to which he serves as our Chief Operating Officer. The agreement with Mr. Liberman provides for an initial base salary of $400,000 per year, which may be increased in the discretion of the Compensation Committee. The agreement with Mr. Liberman expires on December 31, 2015. Mr. Liberman’s annual base salary is currently $400,000.

Mr. Liberman is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 50% of his then-applicable base salary. Mr. Liberman is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Plan, or any successor plan thereto.

If Mr. Liberman’s employment is terminated by us without cause or by Mr. Liberman for good reason, including a change of control of the company, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in equal payments, corresponding to the company’s usual executive paydays. Mr. Liberman’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Liberman’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Agreement with Mario M. Carrera.    In September 2012, we entered into a new employment agreement with Mr. Carrera pursuant to which he serves as our Chief Revenue Officer. The agreement with Mr. Carrera provides for an initial base salary of $400,000 per year, which may be increased in the discretion of the Compensation Committee. The agreement with Mr. Carrera expires on August 31, 2015. Mr. Carrera’s annual base salary is currently $400,000.

Mr. Carrera is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 50% of his then-applicable base salary. Mr. Carrera is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Plan, or any successor plan thereto.

If Mr. Carrera’s employment is terminated by us without cause or by Mr. Carrera for good reason, including a change of control of the company, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in equal payments, corresponding to the company’s usual executive paydays. Mr. Carrera’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Carrera’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Mr. Carrera was compensated as Chief Revenue Officer following his appointment in July 2012 and before entering into the current employment agreement pursuant to the terms of a previous employment agreement under which Mr. Carrera served as our Senior Vice President – Spanish Language Television.

Equity Awards

On April 4, 2012, we granted stock options to each of our Named Executive Officers. The stock options were awarded under the 2004 Plan. The stock option grants vest as follows: (i) twenty-five percent (25%) on January 1, 2013, provided the recipient is employed by the company on such date; (ii) twenty-five percent (25%) on January 1, 2014, provided the recipient is employed by the company on such date; (iii) twenty-five percent (25%) on January 1, 2015, provided the recipient is employed by the company on such date; and (iv) twenty-five percent (25%) on January 1, 2016, provided the recipient is employed by the company on such date.

The specific grants to Named Executive Officers were as follows:

Name	Stock Option Awards for Fiscal Year 2012
Walter F. Ulloa	132,000
Philip C. Wilkinson	132,000
Christopher T. Young	132,000
Jeffery A. Liberman	132,000

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Walter F. Ulloa	125,000	—	—	$6.49	04/16/13
	140,000	—	—	$10.27	01/29/14
	175,000	—	—	$7.86	01/28/15
	110,000	—		$1.73	09/30/19
	33,000	99,000		$1.67	04/04/22
								25,860	(1)	$42,928
								12,500	(2)	$20,750
								12,500	(3)	$20,750
Christopher T. Young	15,000	—	—	$6.49	04/16/13
	20,000	—	—	$10.27	01/29/14
	65,000	—	—	$7.86	01/28/15
	110,000	—	—	$1.73	09/30/19
	33,000	99,000	—	$1.67	04/04/22
								25,860	(1)	$42,928
								12,500	(2)	$20,750
								12,500	(3)	$20,750
Jeffrey A. Liberman	50,000	—	—	$6.49	04/16/13
	50,000	—	—	$10.27	01/29/14
	100,000	—	—	$7.86	01/28/15
	85,000	—	—	$1.73	09/30/19
	33,000	99,000	—	$1.67	04/04/22
								25,860	(1)	$42,928
								12,500	(2)	$20,750
								12,500	(3)	$20,750
Mario M. Carrera	25,000	—	—	$9.88	08/18/13
	15,000	—	—	$10.27	01/29/14
	50,000	—	—	$7.86	01/28/15
	50,000	—	—	$1.73	09/30/19
	33,000	99,000	—	$1.67	04/04/22
								18,350	(1)	$30,461
								10,000	(2)	$16,600
								10,000	(3)	$16,600

(1)	Represents restricted stock unit awards which vest on January 1, 2013.
(2)	Represents restricted stock unit awards which vest on January 1, 2014.
(3)	Represents restricted stock unit awards which vest on January 1, 2015.

Potential Payments Upon Termination or Change-In-Control

During 2012, all of the Named Executive Officers had provisions in their then-current employment agreements providing for payments upon certain types of termination of employment, including upon a change of control of the company. For a description of those provisions, please see “Employment Agreements” above.

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Darryl B. Thompson	$4,750	$—	$—	$—	$—	$—	$4,750
Gilbert Vasquez	$33,750	$—	$46,000	$—	$—	$—	$79,750
Esteban E. Torres	$30,000	$—	$46,000	$—	$—	$—	$76,000
Paul A. Zevnik	$32,750	$—	$46,000	$—	$—	$—	$78,750
Jules Buenabenta	$28,750	$—	$46,000	$—	$—	$—	$74,750

(1)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations and the full fair value is recognized in the year of grant), see the notes to the consolidated financial statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 8, 2013.
(2)	On May 31, 2012, each referenced director was granted the option to purchase 50,000 shares of company stock at an exercise price of $1.34. Such options vest on May 1, 2013 provided that the recipient is a member of the Board on such date.

Director Compensation

For directors who are also officers or employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company. Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, subject to the unanimous approval of all members of the relevant committee.

On May 31, 2012, the Board granted stock options for 50,000 shares of Class A common stock to each non-employee director. The stock option grants vest on May 1, 2013, provided that the recipient is a member of the Board on such date.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our Board has adopted a Related Party Transaction Policy that provides for the review and approval of all related party transactions, which are generally defined under the policy as any transaction required to be disclosed under Item 404(a) of Regulation S-K. This written policy is supplemented by other written policies including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Audit Committee’s charter, as well as certain provisions of the Delaware General Corporation Law.

Under our Related Party Transaction Policy, the Audit Committee reviews the material facts relating to all related party transactions that require the Audit Committee’s approval and considers whether to approve of our entry into the related party transaction, subject to certain exceptions. In determining whether to approve a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, the nature of the related party transaction, the extent of the related party’s interest in the transaction and whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances. No one of these factors is dispositive. Our Related Party Transaction Policy also provides that no director shall participate in any approval of a related party transaction for which he or she is a related party, and that the director will provide all material information concerning the transaction to the Audit Committee.

Under our Related Party Transaction Policy, certain transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000. These transactions include:

•	Employment of executive officers;

•	Director compensation;

•	Transactions where all stockholders receive proportional benefits;

•	Certain transactions involving the purchase of advertising from us at market rates and on such other terms as are consistent with those obtainable in arms-length transactions; and

•	Transactions involving competitive bids.

On an annual basis, each director and executive officer of the company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may arise.

In addition, our directors and executive officers are expected to disclose to the Audit Committee and our General Counsel the material facts of any transaction that could be considered a related party transaction promptly upon gaining knowledge of the transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Univision.    Substantially all of our television stations are Univision- or UniMás-affiliated television stations. Our network affiliation agreements, as amended, with Univision provide certain of our owned stations the exclusive right to broadcast Univision’s primary network and UniMás network programming in their respective markets. These long-term affiliation agreements each expire in 2021, and can be renewed for multiple, successive two-year terms at Univision’s option, subject to our consent. Under the network affiliation agreements, we generally retain the right to sell approximately six minutes per hour of the available advertising time on Univision’s primary network, and approximately four and a half minutes per hour of the available advertising time on the UniMás network. Those allocations are subject to adjustment from time to time by Univision.

Under the network affiliation agreements, Univision acts as our exclusive sales representative for the sale of national advertising on our Univision- and UniMás-affiliate television stations, and we pay certain sales representation fees to Univision relating to sales of all advertising for broadcast on our Univision- and UniMás-affiliate television stations.

We also generate revenue under two marketing and sales agreements with Univision, which give us the right through 2021 to manage the marketing and sales operations of Univision-owned UniMás and Univision affiliates in six markets – Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.

In August 2008, we entered into a proxy agreement with Univision pursuant to which we granted to Univision the right to negotiate the terms of retransmission consent agreements for our Univision- and UniMás-affiliated television station signals for a term of six years, expiring in December 2014. Among other things, the proxy agreement provides terms relating to compensation to be paid to us by Univision with respect to retransmission consent agreements entered into with Multichannel Video Programming Distributors. During the years ended December 31, 2012 and 2011, retransmission consent revenue accounted for approximately $20.2 million and $17.1 million, respectively.

Univision currently owns approximately 10% of our common stock on a fully-converted basis. As of December 31, 2005, Univision owned approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation in September 2003, Univision entered into an agreement with the U.S. Department of Justice, or DOJ, pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of our company would not exceed 10% by March 26, 2009. In January 2006, we sold the assets of radio stations KBRG-FM and KLOK-AM, serving the San Francisco/San Jose, California market, to Univision for $90 million. Univision paid the full amount of the purchase price in the form of approximately 12.6 million shares of our Class U common stock held by Univision. Subsequently, in 2006, we repurchased 7.2 million shares of our Class U common stock held by Univision for $52.5 million. In February 2008, we repurchased 1.5 million shares of Class U common stock held by Univision for $10.4 million. In May 2009, we repurchased an additional 0.9 million shares of Class A common stock held by Univision for $0.5 million.

Our Class U common stock held by Univision has limited voting rights and does not include the right to elect directors. However, as the holder of all of our issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving us, any dissolution of us and any assignment of the Federal Communications Commission, or FCC, licenses for any of our Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share of our Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

Voting Agreement.    We have entered into the Voting Agreement with Messrs. Ulloa, Wilkinson and Zevnik. This agreement, dated effective as of August 3, 2000, will remain in effect with respect to each of

Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares. Pursuant to the Voting Agreement, Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of themselves as directors. On matters other than the election of directors, Mr. Zevnik has further agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in a different manner, Mr. Zevnik is free to vote his shares as he chooses.

Transactions with Walter F. Ulloa.    Mr. Ulloa is a director, officer and principal stockholder of LATV Networks, LLC (“LATV”). In April 2007, the Audit Committee and Board approved and authorized us to enter into an affiliation agreement with LATV. Pursuant to the affiliation agreement, we broadcast programming provided to us by LATV on one of the digital multicast channel of certain of our television stations. Under the affiliation agreement, there are no fees paid for the carriage of programming, and we generally retain the right to sell approximately five minutes per hour of available advertising time. This transaction was reviewed and approved by the Audit Committee and Board in accordance with our Related Party Transaction Policy.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and the NYSE. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on the company’s corporate website. The Audit Committee met five times and acted by written consent twice during 2012.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the company’s independent registered public accounting firm,

•	monitor the independent registered public accounting firm’s independence, qualifications and performance,

•	pre-approve all audit and non-audit services,

•	monitor the integrity of the company’s financial reporting process and internal control systems,

•	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the company and the Board,

•	monitor the company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management; and

•	review and approve all related party transactions under our Related Party Transactions Policy.

Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the company’s internal management group that was previously established by the company and held meetings with the company’s internal auditor regarding the progress and completion of the implementation of the company’s internal controls and the scope of their audit of such internal controls.

In overseeing the preparation of the company’s financial statements, the Audit Committee held meetings with the company’s internal auditor and independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.

With respect to the company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with McGladrey LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the applicable standards of the PCAOB. The Audit Committee also reviewed and approved the audit and non-audit fees of that firm.

On the basis of these reviews and discussions, the Audit Committee (i) appointed McGladrey LLP as the company’s independent registered public accounting firm for the 2013 fiscal year, and (ii) recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

Gilbert R. Vasquez, Chair

Paul A. Zevnik

Jules G. Buenabenta

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for our 2014 annual meeting of stockholders, proposals must be received by us no later than December 31, 2012.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K with the SEC on March 11, 2013. A copy of the Annual Report, which incorporates the 10-K without exhibits, has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the Annual Report and/or the 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Secretary. Copies of the 10-K may also be obtained from our website at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4121685&GKP=206918.

OTHER MATTERS

Management does not know of any matters to be presented at the 2013 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2013 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2013 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Walter F. Ulloa
Chairman and Chief Executive Officer

April 30, 2013

Santa Monica, California

ENTRAVISION COMMUNICATIONS CORPORATION
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time the day prior to the stockholder meeting day
Vote by Internet
• Go to www.investorvote.com/EVC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1.	Election of directors to serve for a term ending at the 2014 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

01 - Walter F. Ulloa	02 - Philip C. Wilkinson	03 - Paul A. Zevnik	+
04 - Esteban E. Torres	05 - Gilbert R. Vasquez	06 - Jules G. Buenabenta

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

				For	Against	Abstain

2.	Ratification of the appointment of McGladrey LLP as independent auditor of the Company for the 2013 fiscal year.			☐	☐	☐ In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2013 Annual Meeting and any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢ 1 U P X 01N2ZC	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENTRAVISION COMMUNICATIONS CORPORATION

2013 ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ENTRAVISION COMMUNICATIONS CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2013 Annual Meeting of Stockholders and the Proxy Statement and appoints Walter F. Ulloa and Mark A. Boelke, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2013 Annual Meeting of Stockholders of the Company (the “2013 Annual Meeting”) to be held at Shutters Hotel, One Pico Boulevard, Santa Monica, California, 90405 at 10:00 a.m. on May 30, 2013, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND A VOTE FOR PROPOSAL 2. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND FOR PROPOSAL 2.

(Continued and to be marked, dated and signed, on the other side)